                                                                                                                      Exhibit 99.1
FOR IMMEDIATE RELEASE                                                               FOR MORE INFORMATION CONTACT:
March 29, 2007                                                                                        Tony Davis (318) 388-9525
                                                                                                                 tony.davis@centurytel.com

CenturyTel Completes Public Sale of $750 million of Senior Notes

MONROE, La…. CenturyTel, Inc. (NYSE: CTL) today announced that it has publicly sold $500 million aggregate principal amount of its 6.00% Senior Notes, Series N, due 2017 and $250 million aggregate principal amount of its 5.50% Senior Notes, Series O, due 2013.  The Series N Notes were priced to yield 6.083% to maturity, and the Series O Notes were priced to yield 5.526% to maturity.

After payment of expenses, net proceeds from the offering are expected to be approximately $741.5 million.  The Company anticipates using these net proceeds, together with additional borrowings, to pay the approximately $830 million of cash that it expects to need to complete its previously-announced acquisition of Madison River Communications Corp. and to retire Madison River’s bank indebtedness.  Subject to the satisfaction of closing conditions, the Company expects to complete this acquisition no later than the end of April 2007.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities described herein in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  Offers and sales of these debt securities may be made only by means of CenturyTel’s prospectus supplement and accompanying prospectus, which the Company has filed with the Securities and Exchange Commission.  This press release includes certain forward-looking statements.  Actual results may differ materially from those in the forward-looking statements.  Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements or delays in satisfying the conditions to the consummation of the Company’s pending acquisition of Madison River.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks.  Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states.  Visit us at http://www.centurytel.com.